Exhibit 99.1

News Release
Republic First Bancorp, Inc.
July 27, 2020

REPUBLIC FIRST BANCORP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

NAMED AMERICA’S #1 BANK FOR SERVICE BY FORBES MAGAZINE

  Philadelphia, PA, July 27, 2020 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended June 30, 2020.

Q2-2020 Financial Highlights

●

During the second quarter of 2020 Republic Bank was named as America’s # 1 Bank for Service in a recent national Forbes survey to identify which financial institutions have the most satisfied customers.

●

We originated $682 million in loans under the Paycheck Protection Program (PPP) administered by the SBA providing crucial funding for small business throughout our footprint. Gross origination fees of $22 million were earned through this program which will be recognized as income over the life of the loans.

●

Profitability improved as the Company reported net income of $2.5 million, or $0.04 per share, during the second quarter of 2020 compared to a net loss of $0.6 million, or ($0.01) per share during the first quarter of 2020.

●	Pre-tax pre-provision earnings (PTPP) increased to $4.2 million during the second quarter of 2020 compared to $27 thousand in the first quarter of 2020 and $0.5 million in the second quarter of 2019.

●

On a linked quarter basis, total revenue increased 13% during the second quarter of 2020 while non-interest expense decreased by 2% compared to the first quarter of 2020. Year over year total revenue increased 17% and non-interest expense increased 3% during the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019.

●

Asset quality continues to improve as the ratio of non-performing assets to total assets declined to 0.31% as of June 30, 2020. Only 2% of our loan customers were deferring loan payments as of July 24, 2020. These deferrals relate to approximately 7% of outstanding loan balances excluding PPP loans.

●

Total loans grew $1.0 billion, or 69%, to $2.5 billion as of June 30, 2020 compared to $1.5 billion at June 30, 2019. Excluding the impact of the PPP loan program loans grew $380 million, or 25%, year over year.

●

Total deposits increased by $1.1 billion, or 44%, to $3.6 billion as of June 30, 2020 compared to $2.5 billion as of June 30, 2019. Excluding the impact of the PPP loan program deposits grew $716 million, or 28%, year over year.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“In the second quarter ‘The Power of Red is Back’ expansion campaign continued to deliver exceptional service during these unprecedented times. Our stores remained operational throughout the quarter serving customers in any way possible in a safe and efficient manner. Through our participation in the PPP loan program authorized by the CARES Act we were able assist thousands of small businesses by providing critical access to funding to support operations in the midst of an economic shutdown.”

“In recognition of our unwavering commitment to extraordinary customer service and convenience our FANS responded to a recent Forbes survey and Republic was ranked as America’s #1 Bank for Service. The goal of our model is to create FANS NOT CUSTOMERS, who join our brand, remain loyal and refer family and friends.  The results of the Forbes survey not only demonstrates the success of our model, but also shows that we deliver on our commitment to service better that every other bank in the country.”

Republic will launch its new brand campaign as America’s #1 Bank for Service during the third quarter of 2020.

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“Net income during 2019 was negatively impacted by the challenging nature of the interest rate environment and costs required to initiate our expansion into New York City. During the second quarter of 2020 we returned to profitability through the dedication and commitment of every member of the Republic Bank Team to improve earnings. We have consistently stated that it is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day. We are focused on meeting that goal in the most efficient manner possible.”

Paycheck Protection Program

During the second quarter the Republic Bank Team turned its attention to the needs of small businesses in our community. The Paycheck Protection Program included in the CARES Act authorized financial institutions to make loans to companies that have been impacted by the devastating economic effects of the coronavirus (COVID-19) pandemic. We responded by quickly developing a process to accept applications for the program not only from our valued small business customers, but from non-customers throughout the community as well.

 PPP Loan Program Highlights

 Republic Bank recognized the SBA PPP Loan Program as an opportunity to help existing and new small business customers actively participated in the program by accepting applications.

 As of June 30, 2020 Republic has:

●	Originated $682 million in PPP loans

●	Related to more than 4,800 PPP loan applications

●

More than 50% of the applications received were from small businesses that were not existing customers of Republic Bank, many of which have already switched their primary banking relationship to Republic Bank

●	The average loan size of all PPP loans approved was $140 thousand

●	Gross origination fees of $22 million were earned by Republic which will be recognized as income over the life of the loans

●	Funding for this program was provided through the Federal Reserve PPP Lending Facility, which has resulted in exclusion of the PPP asset balances from the leverage ratio calculation.

 As a percentage of existing loan balances outstanding as of March 31, 2020, the $682 million in PPP loans originated by Republic amounted to 36% making us one of the top PPP lenders in the entire country.

Loss Mitigation and Loan Portfolio Analysis

Management has taken a proactive approach to analyze and prepare for the potential challenges to be faced as the effects of the economic shutdown begin to unfold. A detailed analysis of loan concentrations and segments that may represent the areas of highest risk has been prepared. Our commercial lending team has initiated contact with many of our loan customers to discuss the impact that the pandemic has had on their businesses to date and the expected ramifications that may be felt in the future. We have granted payment deferrals for customers that made a request and had an immediate need for assistance.

Management believes exposure in the loan portfolio to the high risk industries most impacted by the current economic conditions is limited. Loans to customers in the accommodations and food services industry (i.e. hotels and restaurants) amount to 7% of the total loans outstanding as of June 30, 2020. Loans to customers involved in the oil and gas industry (refineries) are less than 1% of outstanding loans and credit card receivables are also less than 1% of total loans as of June 30, 2020.

We believe the combination of ongoing communication with our customers, loan payment deferrals, increased focus on risk management practices, and access to government programs such as the PPP Loan Program should help mitigate potential future period losses.

The following table summarizes the number of loan customers that have been granted payment deferrals along with the related loan outstanding balances through the period ended June 30, 2020:

($ in millions)	# of Loan Accounts	% of Total Accts	Loan Balances	% of Total Loan Balances*

Deferral of Principal Only	251	5%	$270	14%
Deferral of Principal and Interest	192	4%	145	8%
Total Deferrals	443	9%	$415	22%

Total Deferrals (as of July 24, 2020)	103	2%	$124	7%

*Note: PPP loans excluded from total loans when calculating % of total loan balances

As of the date of this release more than 75% of the customers that were granted approval for deferral of loan payments have resumed normal principal and interest payments on their outstanding loan balances in the early stages of the third quarter of 2020. During the month of July 2020, the number of customers that have continued with the deferral of loan payments has declined to 103, or 2% of the total loan customers and the related outstanding loan balances have reduced to $124 million, or 7% of the total loan balances outstanding.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	06/30/20	03/31/20	06/30/19

Non-performing assets / capital and reserves	5%	6%	6%
Non-performing assets / total assets	0.31%	0.46%	0.53%
Quarterly net loan charge-offs / average loans	0.03%	0.00%	(0.04%)
Allowance for loan losses / gross loans	0.43%	0.54%	0.53%
Allowance for loan losses / non-performing loans	87%	72%	86%

The percentage of non-performing assets to total assets decreased to 0.31% at June 30, 2020, compared to 0.53% at June 30, 2019.  The ratio of non-performing assets to capital and reserves decreased to 5% at June 30, 2020 compared to 6% at June 30, 2019 primarily as a result of decreases in non-performing assets over the last 12 months.

Quarterly Trend

Profitability in previous quarters was impacted by the inversion of the yield curve and the Company’s strategic decision to enter a new market during 2019. The Company continues to focus on improvement of its operating leverage. The following table highlights changes to some of the key financial metrics that demonstrate this progress:

	QTD	QTD	QTD		QTD	QTD
	06/30/19	09/30/19	12/31/19		03/31/20	06/30/20
Pre-Tax Pre-Provision Earnings (PTPP)	$0.5	$(1.9)	$(2.4)		$-	$4.2

% Change in Revenue Qtr-Qtr	10%	(2%)	(3%	)	9%	13%
% Change in Expense Qtr-Qtr	11%	7%	(1%	)	(1%)	(2%)

Financial Summary for the Period Ended June 30, 2020

The changes in the balance sheet as of June 30, 2020 were significantly impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, demand deposits and short-term borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA in the coming months. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended June 30, 2020 can be found in the following table:

		Excluding
	Actual	PPP Program	Actual	YOY Growth		YOY Growth
($ amounts in millions)	06/30/20	06/30/20	06/30/19	(Including PPP)		(Excluding PPP)

Cash and Cash Equivalents	$691	$506	$130	$561	432%	$376	289%
Investment Securities	942	942	1,062	(120)	(11%)	(120)	(11%)
Loans Held for Sale	26	26	23	3	13%	3	13%

Loans Receivable	2,542	1,889	1,509	1,033	69%	380	25%
Allowance for Loan Losses	(11)	(11)	(8)	(3)	38%	(3)	38%
Net Loans	2,531	1,878	1,501	1,030	69%	377	25%

Premises and Equipment	121	121	105	16	15%	16	15%
Other Assets	123	123	120	3	3%	3	3%

Total Assets	$4,434	$3,596	$2,941	$1,493	51%	$655	22%

Non-interest Bearing Deposits	$1,096	$696	$544	$552	101%	$152	28%
Interest Bearing Deposits	2,548	2,548	1,984	564	28%	564	28%
Total Deposits	3,644	3,244	2,528	1,116	44%	716	28%

Short-term Borrowings	438	-	69	369	535%	(69)	(100%)
Subordinated Debt	11	11	11	-	0%	-	0%
Other Liabilities	86	86	82	4	5%	4	5%

Total Liabilities	4,179	3,341	2,690	1,489	55%	651	24%

Common Stock and APIC	273	273	271	2	1%	2	1%
Accumulated Deficit	(10)	(10)	(8)	(2)	25%	(2)	25%
Treasury Stock/Def Comp Plan	(4)	(4)	(4)	-	0%	-	0%
Acc Comp Other Inc	(4)	(4)	(8)	4	(50%)	4	(50%)

Total Shareholders' Equity	255	255	251	4	2%	4	2%

Total Liabilities & Shareholders' Equity	$4,434	$3,596	$2,941	$1,493	51%	$655	22%

A summary of the income statement for the period ended June 30, 2020 can be found in the following table:

	Three Months Ended			Six Months Ended
	06/30/20	06/30/19	Change	06/30/20	06/30/19	Change
Total Revenue	$36.3	$33.3	9%	$70.1	$63.7	10%
Net Income	2.5	0.4	559%	1.9	0.8	138%
Net Income per share	$0.04	$0.01	300%	$0.03	$0.01	200%
Net Interest Margin	2.55%	2.94%		2.64%	2.97%

●    Total assets increased by $1.5 billion, or 51%, to $4.4 billion as of June 30, 2020 compared to $2.9 billion as of June 30, 2019. Excluding the impact of the PPP loan program total assets increased by $655 million, or 22%, as during the twelve month period ended June 30, 2020.

●    We have thirty convenient store locations open today. During the first quarter of 2020 we opened a new store in Northfield, NJ. Construction is ongoing on a site in Bensalem, PA. There are also multiple sites in various stages of development for future store locations.

●    Profitability improved quarter to quarter as we reported net income of $2.5 million, or $0.04 per share, for the three months ended June 30, 2020 compared to a net loss of $0.6 million, or $(0.01) per share for the three months ended March 31, 2020. We reported net income of $0.4 million, or $0.01 per share, for the three months ended June 30, 2019.

●    The net interest margin decreased by 21 basis points to 2.55% for the three months ended June 30, 2020 compared to 2.76% for the three months ended March 31, 2020. The decline in the margin was driven by the impact of the PPP loan program that were added to the balance sheet during the second quarter, along with the lower interest rate environment as a result of rate reductions by the Federal Reserve Bank. Excluding the impact of the PPP loan program the net interest margin would have been 2.70% for the three months ended June 30, 2020.

●    During the first quarter we entered into a branding agreement with Visa to convert all ATM and debit cards to Visa cards which will provide a number of opportunities to enhance revenue growth in the coming years. In the second quarter we entered into another agreement with Visa to handle the processing of all ATM and debit card transactions. This agreement is expected to reduce the cost associated with the processing of these transactions.

●    The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Loan production during the first half of 2020 was strong despite the impact of the CODID-19 pandemic and the pipeline for the second half of the year looks equally as promising. The Oak Mortgage team has originated more than $500 million in mortgage loans over the last twelve months.

●    The Company’s Total Risk-Based Capital ratio was 12.00% and Tier I Leverage Ratio was 7.58% at June 30, 2020.

●    Book value per common share increased to $4.34 as of June 30, 2020 compared to $4.27 as of June 30, 2019.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	06/30/20	03/31/20	% Change	06/30/19	% Change
Net Interest Income	$22,427	$20,754	8%	$19,371	16%
Non-interest Income	8,424	6,545	29%	7,026	20%
Total Revenue	30,851	27,299	13%	26,397	17%
Provision for Loan Losses	1,000	950	5%	-	-
Non-interest Expense	26,664	27,272	(2%)	25,911	3%
Income (Loss) Before Taxes	3,187	(923)	445%	486	556%
Provision (Benefit) for Taxes	675	(330)	305%	105	543%
Net Income (Loss)	2,512	(593)	524%	381	559%

Net Income (Loss) per Share	$0.04	$(0.01)	500%	$0.01	300%

	Six Months Ended
	06/30/20	06/30/19	% Change
Net Interest Income	$43,181	$38,511	12%
Non-interest Income	14,969	11,971	25%
Total Revenue	58,150	50,482	15%
Provision for Loan Losses	1,950	300	550%
Non-interest Expense	53,936	49,178	10%
Income Before Taxes	2,264	1,004	125%
Provision for Taxes	345	197	75%
Net Income	1,919	807	138%
Net Income per Share	$0.03	$0.01	200%

The Company reported net income of $2.5 million, or $0.04 per share, for the three month period ended June 30, 2020, compared to net income of $381 thousand, or $0.01 per share, for the three month period ended June 30, 2019.

Interest income increased by $1.6 million, or 6%, to $27.9 million for the quarter ended June 30, 2020 compared to $26.2 million for the quarter ended June 30, 2019. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. We have also begun to amortize the fees associated with the origination of PPP loans during the second quarter which is reported as interest income. $1.5 million in PPP fees were recorded as income during the quarter ended June 30, 2020 with the remaining balance to be recognized over the life of the loans.

Interest expense decreased by $1.4 million, or 21%, to $5.4 million for the quarter ended June 30, 2020 compared to $6.9 million for the quarter ended June 30, 2019. The decrease in interest expense was primarily driven by a reduction in the cost of deposits as a result of the decrease in the Fed Funds rate during the latter part of the first quarter.

The net interest margin for the three month period ended June 30, 2020 decreased by 39 basis points to 2.55% compared to 2.94% for the three month period ended June 30, 2019. We experienced margin compression throughout 2019 as a result of the flattening of the yield curve. The interest rate on the loans originated under the PPP loan program is 1.00% which caused a decline in the yield on interest earning assets in the second quarter of 2020. In addition, the rate cuts enacted by the Federal Reserve Bank during the first quarter of 2020 has created a lower interest rate environment. The net interest margin excluding the impact of the PPP loan program would have been 2.70%.

Non-interest income increased by $1.4 million, or 20%, to $8.4 million for the three month period ended June 30, 2020, compared to $7.0 million for the three month period ended June 30, 2019. The increase is attributable to gains on the sale of investment securities, higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts, and mortgage banking income driven by mortgage loan originations, partially offset by a decrease in gains on the sale of SBA loans.

Non-interest expense increased by 3%, to $26.7 million during the quarter ended June 30, 2020 compared to $25.9 million during the quarter ended June 30, 2019. The growth in expenses were mainly caused by an increase in occupancy and equipment expenses associated with our growth strategy. Cost control initiatives identified by management have begun to take effect as non-interest expense declined for the third consecutive quarter.

On a linked quarter basis, total revenue increased by 13% during the second quarter of 2020 while non-interest expense declined by 2%. Year over year total revenue increased by 17% and non-interest expense increased by 3% during the second quarter of 2020 compared to the second quarter of 2019.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	06/30/20	06/30/19	% Change	03/31/20	% Change

Demand noninterest-bearing	$1,095,782	$544,406	101%	$676,482	62%
Demand interest-bearing	1,435,198	1,072,415	34%	1,276,816	12%
Money market and savings	902,528	719,075	26%	768,550	17%
Certificates of deposit	210,446	192,081	10%	222,631	(5%)
Total deposits	$3,643,954	$2,527,977	44%	$2,944,479	24%

Deposits increased to $3.6 billion at June 30, 2020 compared to $2.5 billion at June 30, 2019. This increase is partially attributed to our growth strategy to increase the number of stores and expand the reach of our banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 101%, year over year as a result of the successful execution of our strategy. The increase in demand deposits during the second quarter is also a result of our participation in the PPP loan program.  When these loans were closed the funds were deposited into Republic Bank checking accounts. These deposits are expected to decline as the borrowers spend the funds on qualified expenses under the program.

Lending

Loans by type are as follows (dollars in thousands):

Description	06/30/20	% of Total	06/30/19	% of Total	03/31/20	% of Total

Commercial and industrial	$224,504	9%	$189,632	13%	$241,754	13%
Owner occupied real estate	434,422	17%	381,852	25%	436,499	23%
Commercial real estate	664,605	26%	553,644	37%	668,462	36%
Construction and land develop	150,157	6%	111,474	7%	144,215	8%
Residential mortgage	313,287	12%	173,963	12%	287,425	15%
Paycheck protection program (net)	653,593	26%	-	-%	-	-%
Consumer and other	101,680	4%	98,155	6%	103,682	5%
Gross loans	$2,542,248	100%	$1,508,720	100%	$1,882,037	100%

Gross loans increased by $1.0 billion, or 69%, to $2.5 billion at June 30, 2020 compared to $1.5 billion at June 30, 2019 primarily related to PPP loan originations in the current quarter. In addition, we continue to see results from the continued success with the relationship banking model which has driven a steady flow in quality loan demand over the last twelve months. Excluding the addition of the PPP loans during the second quarter of 2020, loans still grew $380 million, or 25%, when compared to the balance as of June 30, 2019. We experienced strong growth across all loan categories.

Capital

The Company’s capital ratios at June 30, 2020 were as follows:

	Actual 06/30/20 Bancorp	Actual 06/30/20 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	7.58%	7.29%	5.00%
Common Equity Ratio	11.01%	11.08%	6.50%
Tier 1 Risk Based Capital	11.51%	11.08%	8.00%
Total Risk Based Capital	12.00%	11.57%	10.00%
Tangible Common Equity	5.65%	5.58%	n/a

Total shareholders’ equity increased to $255 million at June 30, 2020 compared to $251 million at June 30, 2019. Book value per common share increased to $4.34 at June 30, 2020 compared to $4.27 per share at June 30, 2019.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	July 27, 2020
Time:	11:00am (EST)
From the U.S. dial:	(800) 774-6070 [US Toll Free] or
(630) 691-2753 [US Toll]
Participant Pin:	7859 277#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2019, the Form 10-Q for the quarter ended March 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2020	2020	2019

ASSETS
Cash and due from banks	$36,786	$32,581	$38,770
Interest-bearing deposits and federal funds sold	654,458	23,936	90,744
Total cash and cash equivalents	691,244	56,517	129,514

Securities - Available for sale	382,221	497,511	338,286
Securities - Held to maturity	556,159	611,914	718,534
Restricted stock	3,789	2,746	5,130
Total investment securities	942,169	1,112,171	1,061,950

Loans held for sale	26,126	16,820	23,412

Loans receivable	2,542,248	1,882,037	1,508,720
Allowance for loan losses	(11,040)	(10,217)	(8,056)
Net loans	2,531,208	1,871,820	1,500,664

Premises and equipment	121,149	119,893	105,311
Other real estate owned	1,144	1,144	6,406
Other assets	121,603	122,051	113,729

Total Assets	$4,434,643	$3,300,416	$2,940,986

LIABILITIES
Non-interest bearing deposits	$1,095,782	$676,482	$544,406
Interest bearing deposits	2,548,172	2,267,997	1,983,571
Total deposits	3,643,954	2,944,479	2,527,977

Short-term borrowings	438,478	-	68,979
Subordinated debt	11,268	11,267	11,262
Other liabilities	85,765	92,554	81,410

Total Liabilities	4,179,465	3,048,300	2,689,628

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	594	594	594
Additional paid-in capital	273,118	272,639	270,789
Accumulated deficit	(10,297)	(12,809)	(7,909)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(4,329)	(4,400)	(8,208)

Total Shareholders' Equity	255,178	252,116	251,358

Total Liabilities and Shareholders' Equity	$4,434,643	$3,300,416	$2,940,986

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share amounts)	2020	2020	2019	2020	2019

INTEREST INCOME
Interest and fees on loans	$22,737	$20,173	$18,569	$42,910	$36,369
Interest and dividends on investment securities	5,072	6,821	7,158	11,893	14,541
Interest on other interest earning assets	50	289	518	339	854
Total interest income	27,859	27,283	26,245	55,142	51,764

INTEREST EXPENSE
Interest on deposits	5,320	6,425	6,695	11,745	12,709
Interest on borrowed funds	112	104	179	216	544
Total interest expense	5,432	6,529	6,874	11,961	13,253

Net interest income	22,427	20,754	19,371	43,181	38,511
Provision for loan losses	1,000	950	-	1,950	300

Net interest income after provision for loan losses	21,427	19,804	19,371	41,231	38,211

NON-INTEREST INCOME
Service fees on deposit accounts	2,328	2,064	1,848	4,392	3,460
Mortgage banking income	3,389	2,458	3,031	5,847	5,251
Gain on sale of SBA loans	269	649	1,147	918	1,649
Gain on sale of investment securities	1,640	841	261	2,481	583
Other non-interest income	798	533	739	1,331	1,028
Total non-interest income	8,424	6,545	7,026	14,969	11,971

NON-INTEREST EXPENSE
Salaries and employee benefits	13,177	13,381	13,705	26,558	26,064
Occupancy and equipment	5,554	5,297	4,221	10,851	8,236
Legal and professional fees	1,009	930	1,058	1,939	1,765
Foreclosed real estate	75	282	517	357	854
Regulatory assessments and related fees	675	630	421	1,305	842
Other operating expenses	6,174	6,752	5,989	12,926	11,417
Total non-interest expense	26,664	27,272	25,911	53,936	49,178

Income (loss) before provision (benefit) for income taxes	3,187	(923)	486	2,264	1,004

Provision (benefit) for income taxes	675	(330)	105	345	197

Net income (loss)	$2,512	$(593)	$381	$1,919	$807

Net Income (Loss) per Common Share
Basic	$0.04	$(0.01)	$0.01	$0.03	$0.01
Diluted	$0.04	$(0.01)	$0.01	$0.03	$0.01

Average Common Shares Outstanding
Basic	58,851	58,848	58,841	58,849	58,823
Diluted	58,883	58,848	59,401	58,911	59,501

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	June 30, 2020			March 31, 2020			June 30, 2019

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$198,345	$50	0.10%	$81,339	$289	1.43%	$85,920	$518	2.42%
Securities	1,033,560	5,077	1.96%	1,156,504	6,826	2.36%	1,067,185	7,184	2.69%
Loans receivable	2,335,500	22,884	3.94%	1,808,382	20,319	4.52%	1,509,177	18,681	4.96%
Total interest-earning assets	3,567,405	28,011	3.16%	3,046,225	27,434	3.62%	2,662,282	26,383	3.97%

Other assets	266,178			260,829			217,685

Total assets	$3,833,583			$3,307,054			$2,879,967

Interest-bearing liabilities:

Demand non interest-bearing	$984,771			$644,601			$525,336
Demand interest-bearing	1,397,790	2,856	0.82%	1,337,646	3,421	1.03%	1,144,783	4,206	1.47%
Money market & savings	858,782	1,431	0.67%	752,510	1,783	0.95%	697,279	1,628	0.94%
Time deposits	208,838	1,033	1.99%	226,185	1,221	2.17%	176,750	861	1.95%
Total deposits	3,450,181	5,320	0.62%	2,960,942	6,425	0.87%	2,544,148	6,695	1.06%

Total interest-bearing deposits	2,465,410	5,320	0.87%	2,316,341	6,425	1.12%	2,018,812	6,695	1.33%

Other borrowings	45,474	112	0.99%	11,952	104	3.50%	19,864	179	3.61%

Total interest-bearing liabilities	2,510,884	5,432	0.87%	2,328,293	6,529	1.13%	2,038,676	6,874	1.35%
Total deposits and other borrowings	3,495,655	5,432	0.62%	2,972,894	6,529	0.88%	2,564,012	6,874	1.08%

Non interest-bearing liabilities	83,884			84,211			66,780
Shareholders' equity	254,044			249,949			249,175
Total liabilities and shareholders' equity	$3,833,583			$3,307,054			$2,879,967

Net interest income		$22,579			$20,905			$19,509
Net interest spread			2.29%			2.49%			2.62%

Net interest margin			2.55%			2.76%			2.94%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the six months ended			For the six months ended
(dollars in thousands)	June 30, 2020			June 30, 2019

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$139,842	$339	0.49%	$70,729	$854	2.43%
Securities	1,095,032	11,903	2.17%	1,076,496	14,604	2.71%
Loans receivable	2,071,941	43,203	4.19%	1,489,020	36,592	4.96%
Total interest-earning assets	3,306,815	55,445	3.37%	2,636,245	52,050	3.98%

Other assets	263,504			204,344

Total assets	$3,570,319			$2,840,589

Interest-bearing liabilities:

Demand non interest-bearing	$814,686			$518,790
Demand interest-bearing	1,367,718	6,277	0.92%	1,129,356	8,144	1.45%
Money market & savings	805,646	3,214	0.80%	686,453	3,080	0.90%
Time deposits	217,512	2,254	2.08%	165,354	1,485	1.81%
Total deposits	3,205,562	11,745	0.74%	2,499,953	12,709	1.03%

Total interest-bearing deposits	2,390,876	11,745	0.99%	1,981,163	12,709	1.29%

Other borrowings	28,713	216	1.51%	33,341	544	3.29%

Total interest-bearing liabilities	2,419,589	11,961	0.99%	2,014,504	13,253	1.33%
Total deposits and other borrowings	3,234,275	11,961	0.74%	2,533,294	13,253	1.05%

Non interest-bearing liabilities	84,050			59,505
Shareholders' equity	251,994			247,790
Total liabilities and shareholders' equity	$3,570,319			$2,840,589

Net interest income		$43,484			$38,797
Net interest spread			2.38%			2.65%

Net interest margin			2.64%			2.97%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Year ended	Six months ended
	June 30,	March 31,	June 30,	Dec 31	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2020	2019

Balance at beginning of period	$10,217	$9,266	$7,900	$8,615	$9,266	$8,615

Provision charged to operating expense	1,000	950	-	1,905	1,950	300
	11,217	10,216	7,900	10,520	11,216	8,915

Recoveries on loans charged-off:
Commercial	14	17	154	219	31	155
Consumer	1	6	3	9	7	4
Total recoveries	15	23	157	228	38	159

Loans charged-off:
Commercial	(149)	-	(1)	(1,356)	(149)	(930)
Consumer	(43)	(22)	-	(126)	(65)	(88)

Total charged-off	(192)	(22)	(1)	(1,482)	(214)	(1,018)

Net (charge-offs) recoveries	(177)	1	156	(1,254)	(176)	(859)

Balance at end of period	$11,040	$10,217	$8,056	$9,266	$11,040	$8,056

Net (charge-offs) recoveries as a percentage of average loans outstanding	0.03%	(0.00%)	(0.04%)	0.08%	0.02%	0.12%

Allowance for loan losses as a percentage of period-end loans	0.43%	0.54%	0.53%	0.53%	0.43%	0.53%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019

Non-accrual loans:
Commercial real estate	$10,747	$12,060	$10,569	$10,180	$7,545
Consumer and other	1,970	2,125	1,844	1,743	1,777
Total non-accrual loans	12,717	14,185	12,413	11,923	9,322

Loans past due 90 days or more and still accruing	-	-	-	129	-

Total non-performing loans	12,717	14,185	12,413	12,052	9,322

Other real estate owned	1,144	1,144	1,730	6,653	6,406

Total non-performing assets	$13,861	$15,329	$14,143	$18,705	$15,728

Non-performing loans to total loans	0.50%	0.75%	0.71%	0.77%	0.62%

Non-performing assets to total assets	0.31%	0.46%	0.42%	0.61%	0.53%

Non-performing loan coverage	86.81%	72.03%	74.65%	70.25%	86.42%

Allowance for loan losses as a percentage of total period-end loans	0.43%	0.54%	0.53%	0.54%	0.43%

Non-performing assets / capital plus allowance for loan losses	5.21%	5.84%	5.47%	7.21%	6.05%